Exhibit 99.1

PEABODY ENERGY News Release

CONTACT:
Vic Svec (314) 342-7768
FOR IMMEDIATE RELEASE
April 18, 2006
PEABODY ENERGY (NYSE: BTU) ANNOUNCES
RESULTS FOR THE QUARTER ENDED MARCH 31, 2006
•	Net income rises 151% to $130.2 million

•	Earnings per share grows 153% to $0.48

•	Operating profit more than doubles to $171.2 million

•	EBITDA of $259.4 million rises 56%

•	Revenues increase 22% to $1.3 billion
ST. LOUIS, April 18 – Peabody Energy (NYSE: BTU) today reported that first quarter 2006 net income rose 151 percent to $130.2 million, or $0.48 per share, compared with $51.9 million, or $0.19 per share, in the prior-year period. EBITDA rose 56 percent for the quarter to $259.4 million.
     “Peabody is capturing higher prices on expanded volumes and delivering record financial results amid growing global coal demand and very tight supplies,” said Peabody President and Chief Executive Officer Gregory H. Boyce. “Our operations are positioned to deliver even stronger second half performance, we have reached multi-year agreements for significantly higher prices beginning in 2007, and we continue to expand our production capacity to meet sustained demand growth.”
FINANCIAL, OPERATING AND COMPANY HIGHLIGHTS
     Record first quarter revenues of $1.31 billion increased 22 percent over the prior-year period, driven by a 4 percent increase in sales volume and higher revenues per ton in all regions. Operating profit of $171.2 million rose 112 percent from prior-year levels, while EBITDA increased 56 percent to $259.4 million.
     EBITDA improved in all areas of business. First quarter EBITDA from U.S. Mining Operations rose 21 percent to $260.3 million. Margins continued to expand in both the Eastern and Western United States. Increased per-ton revenues more than offset higher operating costs per ton related to longwall mining equipment installation downtime at the Twentymile and
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PEABODY ENERGY ANNOUNCES RESULTS – ADD ONE
Harris mines, the planned idling of the Black Mesa Mine in Arizona, and continuing rail transportation shortfalls in the Powder River Basin (PRB). Increasing Australia margins reflect much higher realized metallurgical coal pricing. This overcame the effects of delayed shipments associated with cyclones in Eastern Australia, and lower production and higher costs related to geologic issues that delayed installation of new longwall equipment. Trading and Brokerage Operations and Resource Management also improved margins for the quarter.
     Net income and earnings per share for the first quarter both rose 151 percent to $130.2 million, or $0.48 per share.
     In the first quarter, Moody’s upgraded the corporate rating of Peabody to Ba1 from Ba2 and the senior unsecured rating to Ba2 from Ba3, citing Peabody’s leading reserve position, cost efficiency and profitability, financial policies, financial strength, business diversity and size. Peabody also increased its dividend 26 percent and completed a two-for-one stock split.
     According to Boyce, “I am especially proud of the performance of the Peabody team for the continuous actions to improve performance and deliver industry-leading results.”
     During the first quarter, Peabody’s North Antelope Rochelle Mine received the 2005 Wyoming Governor’s Safety Award for the safest surface mine in the state. Based on final 2005 industry data, Peabody surface and underground mines ranked among the industry’s safety leaders, and the company’s PRB operations were the most productive mines in America.
     Peabody also has moved up in Fortune’s ranking of Most Admired Companies, placing first or second in every category among companies in the mining and crude oil production sector. Peabody placed first in the important social responsibility category. The company also ranked seventh in the United States among Fortune 50 investments for 2005.
MARKET OVERVIEW
     “The global market fundamentals for coal continue to strengthen,” said Boyce. “A number of U.S. coal customers remain at record low stockpile levels, global coal prices continue to increase, natural gas exits a very mild winter at forward prices from $7 to $10 per million Btu, and world oil and gas production struggles to keep pace with demand.”
     The U.S. Energy Information Administration estimates that U.S. coal shipments increased 5.8 million tons in the first quarter. Customer stockpiles continue to be below average at approximately 110 million to 120 million tons, and some Powder River Basin customers have
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PEABODY ENERGY ANNOUNCES RESULTS – ADD TWO
announced critically low coal inventories. Following strong January shipments, Western U.S. railroads have been affected by late-winter track issues and other operating disruptions.
     Published global thermal coal prices increased again in the first quarter. China’s coal imports are continuing to grow even as their exports decline, driven by high domestic coal prices and sustained demand growth. This in turn leads other Asian customers to increasingly purchase coal supplies from alternative Asian and Australian producers.
     The U.S. Department of Energy has again revised upward its listing of planned U.S. coal-fueled generating plants. The National Energy Technology Laboratory reports that 140 plants have been announced or are in development in 41 states, representing 85 gigawatts and $119 billion in investments. Construction is progressing for 13 units totaling 7 megawatts of generation and more than 25 million tons of annual coal use. Peabody operations will fuel the new Springerville, Ariz. unit that enters operation this summer. China’s new coal-fueled generation is expected to total 49 gigawatts between 2006 and 2007.
     Global steel markets also remain very strong, with production up 5.4 percent in the first quarter driven by China, India and Brazil. Peabody expects the growth in global steel demand to continue well into the future.
     Interest in Btu Conversion technologies escalated during the quarter. U.S. interest in turning coal into low sulfur transportation fuels continues to increase. FutureGen also made significant progress during the quarter. Peabody is a founding member of the alliance to develop a zero-emissions coal-fueled generating plant that would capture carbon dioxide and produce hydrogen. This year, FutureGen has issued the siting proposal and received 22 project bids from nine states. India also joined the United States as a government sponsor of FutureGen.
     During the first quarter, Peabody reached agreements for more than 30 million tons of coal supplies, including more than 20 million tons of premium PRB coal for deliveries through 2010, at prices that are more than 150 percent higher than Peabody’s average 2005 realized prices. Peabody’s total unpriced volumes at March 31, 2006, include 5 to 10 million tons for 2006, 70 to 80 million tons for 2007, and 135 to 145 million tons for 2008.
GROWTH INITIATIVES
     “Peabody is making a number of investments and operational improvements to meet customer demand and continue Peabody’s record of improving results,” said Executive Vice
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PEABODY ENERGY ANNOUNCES RESULTS – ADD THREE
President and Chief Financial Officer Richard A. Navarre. “Our strategy is to focus on the strongest markets, leveraging both expanded production and higher pricing.”
     Capital expenditures in the first quarter totaled $88 million and Peabody continues to target 2006 capital expenditures of $450 million to $525 million, excluding previously committed reserve lease payments. Sustaining capital investments remain approximately $1.00 per ton of capacity on average. Major growth projects include:
•	Optimization of existing PRB mines, which is expected to add 15 million to 20 million tons of additional annual capacity;

•	Continuing permit and site work for the 30 to 40 million ton-per-year ultra-low sulfur PRB School Creek Mine;

•	The Twentymile Mine in Colorado, which will complete installation of a new longwall system by May 2006 to increase capacity;

•	Installation of new longwall equipment at the North Goonyella Mine in Queensland, the completion of which was delayed into the second quarter due to geologic issues;

•	Initial development for the new six million ton-per-year El Segundo Mine in the Southwestern United States to supply a 19-year coal supply agreement;

•	Construction of the Black Stallion metallurgical coal mine in West Virginia, which is expected to come online in the second half of 2006;

•	A ramp-up of production at the Miller Creek Knox Pit and Wildcat Hills Underground project, new Illinois Basin facilities that will produce 3 million tons in 2006;

•	Progress for the Prairie State Energy Campus in Illinois, which received its final water permit for the mine, reached agreement with local taxing authorities for the project, and entered advanced operating partner negotiations.
OUTLOOK
     Peabody confirms targets for full-year 2006 of EBITDA of $1.0 billion to $1.15 billion and earnings of $1.87 to $2.43 per share on a post-split basis. The company’s overall outlook continues to improve with stronger second half 2006 volumes expected. Full-year 2006 production targets are 230 to 240 million tons with total sales of 255 to 265 million tons. Peabody is targeting second quarter EBITDA of $250 to $300 million and earnings per share of $0.40 to $0.58, reflecting ongoing rail concerns and the delayed longwall equipment installation.
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PEABODY ENERGY ANNOUNCES RESULTS – ADD FOUR
     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2005 sales of 240 million tons of coal and $4.6 billion in revenues. Its coal products fuel approximately 10 percent of all U.S. and 3 percent of worldwide electricity.
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of April 18, 2006. These factors are difficult to accurately predict and may be beyond the control of the company. These risks include, but are not limited to: growth in coal and power markets; future worldwide economic conditions; economic strength and political stability of countries in which we have operations or serve customers; weather; transportation performance and costs, including demurrage; ability to renew sales contracts; successful implementation of business strategies; regulatory and court decisions; legislation and regulations; changes in post-retirement benefit and pension obligations; negotiation of labor contracts and labor availability and relations; capacity and cost of surety bonds and letters of credit; effects of changes in currency exchange rates; risks associated with customers, including credit risk; risks associated with performance of suppliers; availability and costs of key commodities such as steel, tires, diesel fuel and explosives; performance risks related to high-margin metallurgical coal production; geology and equipment risks inherent to mining; terrorist attacks or threats; replacement of reserves; implementation of new accounting standards; inflationary trends; effects of interest rates; effects of acquisitions or divestitures; revenues related to synthetic fuel production; revenues and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC). The use of “Peabody,” “the company,” and “our” relate to Peabody, its subsidiaries and majority-owned affiliates.
This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release. EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, minority interests, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. Management uses EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.

Condensed Income Statements (Unaudited) For the Quarters Ended March 31, 2006 and 2005
(Dollars in Millions, Except Per Share Data)

	Quarter Ended
	March	March
	2006	2005
Tons Sold (In Millions)	61.4	59.1

Revenues	$1,311.8	$1,077.5
Operating Costs and Expenses	1,022.4	912.9
Depreciation, Depletion & Amortization	81.0	76.0
Asset Retirement Obligation Expense	7.2	9.2
Selling & Administrative Expenses	46.5	37.8
Other Operating Income:
Net Gain on Disposal of Assets	(9.2)	(31.1)
Income from Equity Affiliates	(7.3)	(8.1)

Operating Profit	171.2	80.8
Interest Income	(2.6)	(1.4)
Interest Expense:
Debt-Related Interest	24.3	22.0
Surety Bond and Letter of Credit Fees	3.1	3.6
Income Tax Provision	11.5	4.4
Minority Interests	4.7	0.3

Net Income	$130.2	$51.9

Diluted EPS (1) (2)	$0.48	$0.19

EBITDA	$259.4	$166.0

(1)	Weighted average diluted shares outstanding were 269.4 million and 266.8 million for the quarters ended March 31, 2006 and 2005, respectively.

(2)	Share and per share amounts reflect the company’s February 22, 2006 two-for-one stock split.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited) For the Quarters Ended March 31, 2006 and 2005

	Quarter Ended
	March	March
	2006	2005
Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$946.6	$829.3
Australian Mining Operations	153.0	103.5
Trading & Brokerage Operations	207.0	141.6
Other	5.2	3.1

Total	$1,311.8	$1,077.5

Tons Sold (In Millions)
Eastern U.S. Mining Operations	13.7	13.0
Western U.S. Mining Operations	39.8	38.7
Australian Mining Operations	1.9	2.0
Trading & Brokerage Operations	6.0	5.4

Total(1)	61.4	59.1

Revenues per Ton - Mining Operations
Eastern U.S.	$37.47	$32.72
Western U.S.	10.86	10.46
Total - U.S.	17.69	16.06
Australia	82.88	50.73

Operating Costs per Ton - Mining Operations (2)
Eastern U.S.	$27.82	$25.42
Western U.S.	7.65	7.34
Total - U.S.	12.83	11.89
Australia	57.01	43.83

Gross Margin per Ton - Mining Operations (2)
Eastern U.S.	$9.65	$7.30
Western U.S.	3.21	3.12
Total - U.S.	4.86	4.17
Australia	25.87	6.90

Operating Profit per Ton	$2.79	$1.37

	Dollars in Millions
EBITDA - U.S. Mining Operations	$260.3	$215.2
EBITDA - Australian Mining Operations	47.8	14.1
EBITDA - Trading & Brokerage Operations	16.2	(21.9)
EBITDA - Resource Management (3)	6.1	(3.1)
Selling & Administrative Expenses	(46.5)	(37.8)
Other Operating Costs, Net (4)	(24.5)	(0.5)
EBITDA	259.4	166.0
Depreciation, Depletion & Amortization	(81.0)	(76.0)
Asset Retirement Obligation Expense	(7.2)	(9.2)
Operating Profit	171.2	80.8
Operating Cash Flow	49.1	87.3
Coal Reserve Lease Expenditures	59.8	63.5
Capital Expenditures (5)	87.5	47.0

(1)	Metallurgical sales totaled 2.6 million tons and 3.0 million tons for the quarters ended March 31, 2006 and 2005, respectively. Total non-U.S. sales were 4.9 million tons and 4.3 million tons for the quarters ended March 31, 2006 and 2005, respectively.

(2)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(3)	Includes asset sales, property management costs and revenues, equity income and royalty expense related to the PVR alliance, generation development costs, coalbed methane development activities, and other related expenses and revenues.

(4)	Primarily includes costs associated with post-mining activities, income from the equity interest in our Venezuelan joint venture, and gains from PVR unit sales in 2005.

(5)	Excluding acquisitions.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets March 31, 2006 and December 31, 2005
(Dollars in Millions)

	(Unaudited)
	March 31, 2006	December 31, 2005
Cash & Cash Equivalents	$350.2	$503.3
Receivables	238.9	221.5
Inventories	175.0	389.8
Assets from Coal Trading Activities	77.6	146.6
Other Current Assets	84.2	63.4

Total Current Assets	925.9	1,324.6
Net Property, Plant, Equipment & Mine Development	5,385.2	5,177.7
Investments & Other Assets	316.3	349.7

Total Assets	$6,627.4	$6,852.0

Current Maturities of Debt	$77.9	$22.6
Liabilities from Coal Trading Activities	63.7	132.4
Accounts Payable & Accruals	792.4	867.9

Total Current Liabilities	934.0	1,022.9
Long-Term Debt	1,332.5	1,382.9
Deferred Taxes	231.7	338.5
Other Long-Term Liabilities	1,957.3	1,926.7

Total Liabilities	4,455.5	4,671.0
Minority Interests	12.8	2.5
Stockholders’ Equity	2,159.1	2,178.5

Total Liabilities & Stockholders’ Equity	$6,627.4	$6,852.0

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Net Income (Unaudited) For the Quarters Ended March 31, 2006 and 2005
(Dollars in Millions)

	Quarter Ended
	March 2006	March 2005
EBITDA	$259.4	$166.0
Depreciation, Depletion & Amortization	81.0	76.0
Asset Retirement Obligation Expense	7.2	9.2
Interest Income	(2.6)	(1.4)
Interest Expense	27.4	25.6
Income Tax Provision	11.5	4.4
Minority Interests	4.7	0.3

Net Income	$130.2	$51.9

Reconciliation of EBITDA to Net Income - 2006 Targets (Unaudited)
(Dollars in Millions, Except Per Share Information)

	Quarter Ended June 30, 2006		Year Ended December 31, 2006
	Targeted Results		Targeted Results
	Low	High	Low	High
EBITDA	$250	$300	$1,000	$1,150
Depreciation, Depletion & Amortization	95	99	346	361
Asset Retirement Obligation Expense	9	7	34	32
Interest Income	(1)	(3)	(9)	(10)
Interest Expense	28	27	106	104
Income Tax Provision	9	11	8	—
Minority Interests	3	2	9	8

Net Income	$107	$157	$506	$655

Diluted Earnings Per Share	$0.40	$0.58	$1.87	$2.43

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.